Exhibit 1.3

AMENDED AND RESTATED
STATEMENT OF DESIGNATIONS

OF

GLOBUS MARITIME LIMITED
Reg. No. 44376

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was

FILED ON

NON-RESIDENT

September 8, 2023

Vasiliki Lymperopoulou
Deputy Registrar

AMENDED AND RESTATED STATEMENT OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK OF

GLOBUS MARITIME LIMITED

(Pursuant to Section 35 of the Business Corporations Act of the Republic of the Marshall Islands)

The undersigned, Ms. Olga Lambrianidou, does hereby certify:

1. That she is the duly elected and acting Secretary of Globus Maritime Limited, a Marshall Islands corporation (the “Company”).

2. The Amended and Restated Articles of Incorporation of the Company confer upon the Board of Directors of the Company (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereon.

3. That pursuant to the authority conferred by the Company’s Amended and Restated Articles of Incorporation, the Company’s Board of Directors on August 29, 2023 adopted the following resolution amending and restating the relative rights, preferences and privileges of the Series A Preferred Stock (the “Series A Preferred Stock”).

WHEREAS, the Company’s Board of Directors on April 20, 2012 adopted a resolution establishing a series of preferred stock of the Company, par value $0.001 per share, and designating and prescribing the relative rights, preferences and privileges of such series, and the Board of Directors desires to amend such designation, and on April 24, 2012 filed a “Certificate of Designation, Preferences and Rights of Series A Preferred Stock”, which is now amended and restated as follows.

RESOLVED, pursuant to the authority vested in the Board of Directors by the Company’s Amended and Restated Articles of Incorporation, that the Board of Directors does hereby amend and restate the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, as follows:

Section 1.          Designation and Amount. Globus Maritime Limited, a Marshall Islands corporation (the “Company”), out of its authorized, unissued and undesignated shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), hereby designates Series A Preferred Stock, par value $0.001 per share, referred to herein as “Series A Preferred Stock.” The number of shares of Series A Preferred Stock shall initially be 10,000, which number the Board of Directors of the Company (the “Board of Directors”) may, to the extent permitted by applicable law, from time to time increase or decrease (but not below the number of shares then outstanding).

Section 2.          Dividends and Distributions.

(A)      Subject to the prior and superior rights of the holders of Senior Stock (as defined below), the holders of shares of Series A Preferred Stock shall be entitled to receive, if and only if the Board of Directors or the Remuneration Committee determines that funds are legally available under the Business Corporations Act of the Republic of The Marshall Islands (the “BCA”) and other applicable laws and subject to the sole discretion of the Remuneration Committee, as described below, dividends payable in cash on such date or dates as shall be determined by a unanimous resolution of the Remuneration Committee (each such date being referred to herein as a “Dividend Determination Date”). The Remuneration Committee, in its sole discretion, may determine whether to declare and pay dividends to the holders of shares of Series A Preferred Stock on or after such Dividend Determination Date.

(B)      Dividends declared but unpaid shall accrue and be cumulative on outstanding shares of Series A Preferred Stock from the record date of payment relating to such declaration. Accrued but unpaid dividends shall not bear interest. Unless otherwise required by the BCA or other applicable law, or unless otherwise determined by the Board of Directors when approving the relevant dividend, the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon shall be the day immediately after the applicable Dividend Determination Date.

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(C)      So long as any dividend on the Series A Preferred Stock has been declared but not yet paid and such Series A Preferred Stock remains issued and outstanding:

(i)          the Company shall not declare or pay any dividends whatsoever, nor shall any distribution be made, on any Junior Stock (as defined below), other than a dividend or distribution payable in Junior Stock or warrants or other rights to purchase Junior Stock, unless all declared dividends on Series A Preferred Stock for all past Dividend Determination Dates shall have been paid in full;

(ii)         the Company shall not declare or pay dividends on or make any other distributions on any Parity Stock (as defined below), except dividends paid ratably on the Series A Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; and

(iii)        the Company shall not redeem or purchase or otherwise acquire for consideration shares of any Parity Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such Parity Stock in exchange for Junior Stock.

(D)     The Company shall not permit any of its subsidiaries to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Paragraph (C) of this Section 2, purchase or otherwise acquire such shares at such time and in such manner.

Section 3.          Liquidation Rights.

(A)      Series A Preferred Stock shall be preferred as to assets over Junior Stock, Common Stock and Class B Stock so that, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock shall be entitled, in conjunction with the holders of Parity Stock, to have set apart for them or to be paid out of assets of the Company, after provision for the holders of Senior Stock (except for the holders of Common Stock and Class B Stock) but before any distribution is made to or set apart for the holders of Junior Stock, Common Stock or Class B Stock, an amount in cash equal to, but in no event more than, a sum in cash equal to (i) the par value of the issued and outstanding shares of Series A Preferred Stock plus (ii) the dividends declared but unpaid thereon, if any, to and including the date of such liquidation, dissolution or winding up. Following payment to the holders of the Series A Preferred Stock of the full preferential amounts described in this Section 3, the holders of the Series A Preferred Stock shall have no further right to participate in any assets of the Company available for distribution.

(B)      If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of its capital stock remaining after provision for the holders of Senior Stock (except for the holders of Common Stock and Class B Stock) shall be insufficient to permit the distribution in full of the amounts receivable by the holders of Parity Stock and Series A Preferred Stock pursuant to Paragraph (A) of this Section 3, then all such remaining assets of the Company shall be distributed ratably among the holders of Series A Preferred Stock and the holders of Parity Stock in proportion to the amounts which each would have been entitled to receive if such remaining assets were sufficient to permit distribution in full. Neither the consolidation nor merger of the Company nor the sale, lease or transfer by the Company of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 3.

Section 4.          Voting. Except as may be provided in the BCA, a holder of Series A Preferred Stock shall not have any voting rights.

Section 5.          Transferability. Notwithstanding anything to the contrary in this Statement of Designations, holders of shares of Series A Preferred Stock shall not Transfer (as defined below) the Series A Preferred Stock to any person. Any purported Transfer of the shares of Series A Preferred Stock shall be null and void and shall have no force or effect.

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Section 6.          Redemption.

(A)      Upon (i) any purported Transfer of any shares of Series A Preferred Stock, or (ii) the written request of the Remuneration Committee to any holder of shares of Series A Preferred Stock at any time (which, for the avoidance of doubt, may include without limitation at the written request of a holder of Series A Preferred Stock or in connection with any Significant Corporate Transaction (as defined below)), the Company shall be entitled to, subject to the BCA and other applicable laws, redeem the shares of Series A Preferred Stock at the Redemption Price. “Redemption Price” per share of Series A Preferred Stock equals (x) in the event described in subclause (i) in the preceding sentence, the par value of each share of Series A Preferred Stock, and (y) in the event described in subclause (ii) in the preceding sentence, the par value of each share of Series A Preferred Stock plus all declared and unpaid dividends as of the date of redemption plus any additional consideration (which may be zero) per share of Series A Preferred Stock determined by the Remuneration Committee, at its sole discretion, pursuant to a unanimous resolution issued to this effect.

(B)       Notice of redemption of any Series A Preferred Stock shall be sent by or on behalf of the Company by hand delivery, by first class mail, postage prepaid, to the relevant holder at such holder’s address as it appears on the records of the Company or by electronic communication upon which receipt can be verified (i) notifying such holder of the redemption of the Series A Preferred Stock and of the applicable Redemption Price and (ii) stating the place at which the certificate, if any, evidencing the Series A Preferred Stock shall be surrendered. Notice of redemption may be waived by the relevant holder of Series A Preferred Stock.

(C)       From and after the notice of redemption having been duly given, and the Redemption Price having been paid or irrevocably set aside for payment, the relevant Series A Preferred Stock shall no longer be, or be deemed to be, outstanding for any purpose, and all rights, preference and powers (including rights to receive dividends) of such Series A Preferred Stock shall automatically cease and terminate, except the right of the record holder of the Series A Preferred Stock, upon surrender of the certificate, if any, for the Series A Preferred Stock, to receive the Redemption Price.

Section 7.          Certain Definitions. The following terms shall have the following respective meanings herein:

“Common Stock” means shares of common stock, par value $0.004 per share, of the Company, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified, changed or exchanged.

“Class B Stock” means shares of Class B common stock, par value $0.001 per share, of the Company, or any other shares of the capital stock of the Company into which such shares of Class B common stock shall be reclassified, changed or exchanged.

“Junior Stock” means all those classes and series of Preferred Stock or special stock, by the terms of the Amended and Restated Articles of Incorporation of the Company (as amended, the “Articles”) or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Articles, shall designate the special rights and limitations of each such class and series of Preferred Stock or special stock, which shall be subordinate to Series A Preferred Stock with respect to the right of the holders thereof to receive dividends or to participate in the assets of the Company distributable to shareholders upon any liquidation, dissolution or winding up of the Company.

“Parity Stock” means the shares of all those classes and series of Preferred Stock or special stock, by the terms of the Articles or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Articles, shall designate the special rights and limitations of each such class and series of Preferred Stock or special stock, which shall be on a parity with Series A Preferred Stock with respect to the rights of the holders thereof to receive dividends and to participate in the assets of the Company distributable to shareholders upon any liquidation, dissolution or winding up of the Company.

“Remuneration Committee” means the Remuneration Committee or other committee established by the Board of Directors responsible for compensation matters.

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“Senior Stock” means (i) shares of Common Stock, (ii) shares of Class B Stock, (iii) shares of Series B Preferred Stock of the Company, par value $0.001 per share, and (iv) all those other classes and series of Preferred Stock or special stock, by the terms of the Articles or of the instruction by which the Board of Directors, acting pursuant to authority granted in the Articles, shall designate the special rights and limitations of each such class and series of Preferred Stock or special stock, which shall be senior to Series A Preferred Stock with respect to the right of the holders thereof to receive dividends and to participate in the assets of the Company distributable to shareholders upon any liquidation, dissolution or winding up of the Company.

“Significant Corporate Transaction” means any capital reorganization of the shares of Common Stock (other than a subdivision, combination, reclassification, split, reverse split or exchange of shares) or a merger or consolidation of the Company with or into another entity, or any other instance where the BCA requires the holders of the shares of Series A Preferred Stock to vote as a class.

“Transfer” shall mean directly or indirectly (i) any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of shares of Series A Preferred Stock or (ii) any change in the record or beneficial ownership of the Series A Preferred Stock after the date of their issuance, in the case of each of (i) or (ii) that is not approved by the Board of Directors.

Section 8.          Legend. The certificate, if any, representing the Series A Preferred Stock shall have imprinted, typed, stamped or otherwise affixed thereon a legend in substantially the following form:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS AND HAVE LIMITED VOTING RIGHTS. THE SALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF SUCH SHARES ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE STATEMENT OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK OF THE COMPANY.”

Section 9.          Reacquired Shares. Any shares of Series A Preferred Stock redeemed or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Articles, or may be issued as new shares of Series A Preferred Stock.

Section 10.          Amendment.  At any time when any shares of Series A Preferred Stock are outstanding, none of this Statement of Designations, the Articles, or the Bylaws of the Company shall be amended (including by merger, consolidation or otherwise) in any manner which would materially or adversely alter, change or affect the powers, preferences or rights of the Series A Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

Section 11.           Record Holders.  To the fullest extent permitted by applicable law, the Company may deem and treat each holder of any shares of Series A Preferred Stock as the true, lawful and absolute owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

Section 12.           No Other Rights. The Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designations or in the Articles or as provided by applicable law.

Section 13.           Maturity. The Series A Preferred Stock shall be perpetual, unless purchased, redeemed or otherwise acquired by the Company.

Section 14.           No Preemptive Rights. No holder of Series A Preferred Stock will, as a holder of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock, Class B Stock, Series A Preferred Stock, Series B Preferred Stock, or any other security of the Company.

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Section 15.           Severability; Headings. If any provision of this Statement of Designations is invalid, illegal or unenforceable, the balance of this Statement of Designations shall remain in effect, and if any provision is inapplicable to any person, entity or circumstance, it shall nevertheless remain applicable to all other persons, entities and circumstances.  Headings in this Statement of Designations are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

RESOLVED FURTHER, that each officer of the Company is hereby individually authorized and directed to prepare, execute and file an Amended and Restated Statement of Designations, Preferences and Rights in accordance with the foregoing resolution and the provisions of Marshall Islands law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amended and Restated Statement of Designations is executed on behalf of Globus Maritime Limited by its Secretary on this September 8th , 2023.

GLOBUS MARITIME LIMITED

By:	/s/ Olga Lambrianidou
Name: Olga Lambrianidou Title: Secretary